Exhibit 99.1

Contact: Phone: Email:	Alice Izzo (858) 642-7272 alice.izzo@amylin.com

Amylin Pharmaceuticals Provides Shareholders with Update Regarding Recent Developments

SAN DIEGO, April 2, 2009 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today released the following letter from its Lead Independent Director, James N. Wilson, providing shareholders with an update on recent developments:

Dear Fellow Amylin Shareholder:

As Lead Independent Director of Amylin, I am writing you today to provide a summary of exciting business developments at your company, as well as details on the slate of highly qualified and experienced individuals we nominated to serve on your Board.  My fellow Board members and I are committed to transparency and principled corporate governance, and will maintain steady communications with you, our shareholders, in the weeks leading up to our 2009 annual meeting.  We are proud of the company we have built, and believe that we have gained momentum to deliver strong results for our shareholders in the near and long term.  We strongly believe that the election of our proposed slate of directors at the upcoming annual meeting is critical for Amylin’s future success.

Recent Amylin Business Successes

If you have been following the news in recent days, you will have seen that Amylin’s long-term strategy is yielding important results.  We are beginning to see significant momentum to support our launch of exenatide once weekly.  This investigational therapy has the potential to revolutionize the treatment of type 2 diabetes and will be a critical driver of future growth for Amylin.  Under the leadership of President and Chief Executive Officer Daniel M. Bradbury and his management team, exenatide once weekly is on track for a planned launch in 2010.  The steps that we have taken to enhance the commercial opportunities for our products are already beginning to yield results.

The management team continues to prepare exenatide once weekly for regulatory submission and generate data supporting what we believe will be a best-in-class product profile.  In the last week, we released the following important news:

•                  positive results from DURATION-2 that demonstrated superiority of exenatide once weekly as compared to two commonly prescribed diabetes medications, Januvia(TM) (sitagliptin) and Actos(R) (pioglitazone), and

•                  a meta-analysis of primary cardiovascular events across controlled clinical studies of three months or greater, from the BYETTA(R) (exenatide) injection database, which showed no increased risk of cardiovascular events associated with the use of exenatide.

With data supporting efficacy, safety and manufacturing now in hand, we anticipate filing a new drug application (NDA) for exenatide once weekly by the end of this quarter.  We recognize that laying the foundation for the commercial launch of exenatide once weekly in 2010 is critical.  With that goal in mind, earlier this year we hired Vincent Mihalik as Senior Vice President of Sales and Marketing and Chief Commercial Officer.  Vince brings more than 30 years of experience across multiple commercial roles, including global product development, sales and sales management, product launches and brand management.  His career has focused on diabetes, with numerous leadership roles at pharmaceutical companies including Lilly, Roche and Baxter Healthcare.

Your Board and management team are focused on executing Amylin’s business strategy during this important time for Amylin.  You can expect much more to come.  We look forward to updating you further on our business operations and other key initiatives during our earnings call on April 16th.

The Amylin Nominees and Selection Process

Over the past several months, independent directors of Amylin have conducted a rigorous process to analyze the composition of our Board.  As part of this process, the Corporate Governance Committee worked closely with a leading executive search firm and considered numerous candidates, including candidates recommended by Icahn Capital LP and affiliated funds (“Icahn”) and Black Bear Fund I, L.P., a fund managed by Eastbourne Capital Management, L.L.C. (“Eastbourne”).

Also, in my capacity as Lead Independent Director, I have talked to many shareholders about their thoughts and opinions.  Given the importance of exenatide once weekly, many shareholders expressed an interest in having more operational and commercial expertise on the Board.  I would like to extend sincere appreciation on behalf of the entire Board for the time our shareholders spent with us, and the thoughtfulness and candor that they brought to these conversations.  We look forward to continuing this very important dialogue.

The result of our detailed review process and the extensive feedback we received is the nomination of a slate of highly qualified individuals.  We are confident that our slate of 12 nominees is best positioned to serve the interests of all our shareholders.  The two new independent nominees to our Board are Paul N. Clark, former Chairman, Chief Executive Officer and President of Icos Corporation, and Paulo F. Costa, former President and Chief Executive Officer of Novartis U.S. Corporation.  Both possess valuable commercial and operational expertise in the biopharmaceutical industry, enhancing the existing strengths of the Board, and both are widely respected leaders who we look forward to having on the Amylin team.

In addition to the new nominees, the company is nominating current directors Adrian Adams, Steven R. Altman, Teresa Beck, Daniel M. Bradbury, Joseph C. Cook, Jr., Karin Eastham, James R. Gavin III, M.D., Ph.D., Jay S. Skyler, M.D., Joseph P. Sullivan and me for re-election.  These directors have an in-depth knowledge of our business, have broad experience and are committed to serving the best interests of all our shareholders. They have helped to build Amylin’s leading portfolio of products and drug candidates and are a critical reason why the company is well positioned for significant future growth.

It is important to stress our conviction that the Icahn and Eastbourne objective to replace up to ten members of the Board would not serve the interests of the shareholders as a whole.  Neither Icahn nor Eastbourne has articulated any business strategy for the company.  We believe the ten nominees they have stated they intend to put forward collectively lack the experience and expertise necessary to maximize value for our shareholders and the commercialization expertise that many of our shareholders desire.

Recent Activities by Certain Shareholders

Icahn and Eastbourne had each stated their intention to nominate a slate of five directors for election to our Board at our upcoming annual meeting.  On Monday, March 30, 2009, we learned that the Securities and Exchange Commission (the “SEC”) granted Icahn and Eastbourne “no action” relief that would allow them to include each other’s nominees on their proxy cards — thus, up to a total of ten nominees between them out of the twelve seats up for election.

While seeking the SEC’s approval to do this, Icahn and Eastbourne had also raised concerns about provisions in our debt agreements.  Eastbourne has publicly supported a lawsuit brought on March 27, 2009 by the San Antonio Fire & Police Pension Fund challenging debt acceleration provisions in two of our debt agreements, and Icahn is participating in that lawsuit.

Change-in-control provisions of the type found in our agreements are designed solely to protect the interests of creditors and are common in the marketplace.  For example, of the 26 comparable biotechnology companies with publicly-traded convertible securities that we identified, 15 (58%) have similar provisions.  Yet Icahn and Eastbourne have mischaracterized these provisions by falsely suggesting that they were inserted into our agreements by and for the benefit of the Board.

What are Icahn and Eastbourne trying to achieve with their actions?  The fact is that any reasonable observer would have to conclude, based on their actions, that they appear to be seeking control of the Board.  Their focus on the provisions in our debt agreements and their interest in the litigation certainly support that conclusion.

The Board is acting to address the change-of-control provisions in our debt agreements and fulfill our commitment to our shareholders, our debt holders and Amylin.

First, we are taking action to try to address the change-in-control provision in our convertible notes due 2014.  That provision is triggered if six or more directors are elected who have not been “approved” by the existing Board.  While we believe that the Board has the ability to approve any nominees proposed by Icahn or Eastbourne at any time up to the election in order to nullify the debt acceleration provision, we cannot ensure that our bondholders will concur with that view.  In fact, we requested confirmation of our view from the trustee of the 2014 notes and the trustee has refused to confirm our view.  To protect the company and its shareholders, this issue will need to be resolved in court.

Second, we have taken steps to address the debt acceleration provision in our senior credit agreement.  We have contacted the administrative agent for that facility to request an amendment or waiver of that provision, which would be automatically triggered by a change in a majority of the Board regardless of whether or not the existing Board approves the new nominees.

The Board is dedicated to having a fair and transparent election and will do what is in its control to accomplish that goal. The Board cannot, however, act without due consideration of the rights of third party lenders or the resulting financial impact on the company of such actions.

In closing, I want to emphasize again that the focus of Amylin at this crucial time is on executing our business strategy and having the right management team and Board to lead the company and create maximum value for all shareholders.  We look forward to continued constructive dialogue with our shareholders and opportunities to discuss our strong slate of nominees, who we believe will best serve the interests of all shareholders, and further outline the company’s strategy in the coming weeks.

Very truly yours,

James N. Wilson

Lead Independent Director

Amylin Pharmaceuticals, Inc.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin.  Actual results could differ materially from those discussed or implied in this press release due to a number of risks and uncertainties, including the risk that BYETTA, SYMLIN and/or exenatide once weekly and the revenues generated from BYETTA and SYMLIN may be affected by competition; unexpected new data; safety and technical issues; clinical trials, including the DURATION-2 clinical trial mentioned in this press release, not being completed in a timely manner, not confirming previous results, or not achieving the intended clinical endpoints; pre-clinical trials not predicting future results; label expansion requests or New Drug Application (“NDA”) filings, including the NDA filing for exenatide once weekly, not being submitted in a timely manner; regulatory approval being delayed or not received; or manufacturing and supply issues. The potential for BYETTA, SYMLIN and/or exenatide once weekly may also be affected by government and commercial reimbursement and pricing decisions, the pace of market acceptance, or scientific, regulatory and other issues and risks inherent in the development and commercialization of pharmaceutical products.  These risks also include a potential adverse impact on our financial condition if the steps outlined in this press release to address the change of control provisions in two of our debt agreements are unsuccessful and we are required to repay the amounts outstanding under any of our debt agreements.  These and additional risks and uncertainties are described more fully in Amylin’s most recent SEC filings including its Annual Report on Form 10-K. Amylin undertakes no duty to update these forward-looking statements.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Amylin will be filing a proxy statement with the Securities and Exchange Commission (“SEC”).  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE BLUE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s Web site at www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

Participants in Solicitation

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information regarding the interests of Amylin’s directors and executive officers in the proxy contest will be included in Amylin’s definitive proxy statement.

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